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                                                                    EXHIBIT 99.1


                         eBAY TO ACQUIRE MAJORITY STAKE
                         IN KOREA'S INTERNET AUCTION CO.

Seoul, South Korea, January 7, 2001 -- eBay Inc. (NASDAQ: EBAY; www.ebay.com), the world's largest online trading community today announced that it has signed an agreement to acquire a majority stake in Internet Auction Co. Ltd., Korea's largest auction-style web site (KOSDAQ: 43790.KQ; www.auction.co.kr). This strategic acquisition establishes eBay in Korea, the second largest online market in Asia, and will open eBay's global marketplace to Internet Auction's thriving community of 2.8 million registered users. The deal combines two Internet pioneers committed to expanding online trading throughout Asia.

Korea is the sixth largest Internet market in the world with more than 16 million persons, approximately one third of the nation's population, on line(1). Internet Auction introduced person-to-person trading in Korea when it launched in April 1998. Today, it is the largest auction-style web site in Korea, serving the needs of both consumers and businesses. Maintaining its position as one of the fastest growing companies on the KOSDAQ, in November Internet Auction hosted 465,000 new listings of a wide range of products and services. The company was listed on the KOSDAQ in June 2000 and will continue trading following consummation of the transaction.

The share acquisition is the latest step in eBay's plan to establish its marketplace in countries that represent the majority of the world's e-commerce revenue. In addition to its core U.S. site, eBay is currently in 7 markets, including the United Kingdom, Germany, Austria, France, Canada, Australia and Japan. With the majority ownership of Internet Auction, eBay will be established in overseas markets that together represent nearly two thirds of the world's e-commerce revenue. Based on GMS, eBay is currently the number one trading site in the U.K., Germany, Canada and Australia.

"This is a great match for us and a significant step forward for our global strategy," said Meg Whitman, president and CEO, eBay Inc. "Internet Auction is a fantastic company. Auction's

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management and its major shareholders have done a great job building the company, and we look forward to taking advantage of the strengths of our combined companies."

"We have built Internet Auction into Korea's number one auction web site," said Keum Ryong Lee, co-CEO of Internet Auction Co. "This is a wonderful next step for our business, our users and shareholders. Our users, in particular, should gain tremendous value from the ability to trade globally that this deal guarantees."

"As a founder of Internet Auction I couldn't be happier about this alliance," said Mr. Hyuk Oh, co-CEO of Internet Auction. "I believe this deal will help ensure that Internet Auction and its users will continue to grow and prosper."

The transaction will involve the purchase of slightly more than 50 percent of the outstanding shares of Internet Auction from three of its major shareholders:
Sung Moon Kwon, The Will-bes & Co. Ltd., and KTB Network Co. Mr. Kwon has significant interests in each of the latter two companies, both of which are publicly traded on the Korea Stock Exchange. All three shareholders are selling almost the entirety of their interests in the company in the transaction.

"Internet Auction has found the best possible partner in eBay" said Kwon. "It's been a privilege to help build Auction, and I am sure the company will continue to maintain its market leadership."

The terms of the transaction call for the purchase of shares at a fixed price of 24,000 won. Based on an exchange rate of approximately 1,250 won to the dollar, eBay anticipates the expenditure of approximately $120 million in cash. The transaction is currently expected to close in the first quarter of 2001, pending receipt of shareholder, board of director, governmental, and regulatory approvals. Internet Auction is currently expecting 2001 sales of 68 billion won as reported per Korean Generally Accepted Accounting Principals (GAAP). Excluding non-cash charges and certain one-time costs, Internet Auction is expected to approach operational break-even cumulatively for the whole year.



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The share acquisition is expected to increase eBay's 2001 consolidated revenue by approximately $20 million. On a pro-forma basis, the net income adjusted for non-cash items, such as stock compensation and one-time charges, is expected to lower eBay's 2001 full year net income per share by about one cent. On an as-reported basis eBay's 2001 full year net income per share is expected be negatively impacted by about two cents. This is largely due to forgone interest income associated with the cash purchase. All of these estimates exclude any amortization of goodwill.

ABOUT eBAY
eBay is the world's largest online trading community. Founded in 1995, eBay created a powerful marketplace for the sale of goods and services by a passionate community of individuals and small businesses. On any given day, there are millions of items for sale on the site across thousands of categories. eBay enables trade on a local, national and international basis with local sites in 60 markets in the U.S. and country specific sites in the United Kingdom, Canada, Germany, France, Austria, Japan and Australia. With the acquisition of Half.com in July 2000, eBay's community now benefits from a marketplace combining traditional auction and fixed-price trading.

ABOUT INTERNET AUCTION
Internet Auction Co., Ltd. (www.auction.co.kr) began service in April 1998 as the first Korean company to offer online trading, and has since grown to become the leading service of its kind in Korea. Currently it has 2.8 million registered users and an average of more than 450,000 items for sale at any time. Its advanced escrow system, which guarantees secure transactions from settlement and delivery to payment, was the first of its kind in Korea.
The company was listed on the KOSDAQ in June 2000.

FORWARD LOOKING STATEMENT
This announcement contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of shareholder, governmental, and regulatory approvals for the transaction, the possibility that the transaction will not close, the reaction of the users and suppliers of each service to the transaction, the future growth of the Internet Auction service and the reaction of competitors to the transaction. Additional risk factors include the recent migration of Internet Auction to a new technological platform, the reliance of the company on external service providers, the need to coordinate strategy and resources between the two companies, the acceptance of Internet Auction's newer businesses by its customer base, as well as the contemplated integration of each company's accounting, management information, human resource and other administrative systems to permit effective management. Factors related to international expansion that could cause or contribute to such differences include, but are not limited to, foreign currency exchange rates fluctuation, regulatory, political and economic conditions in Korea and other areas of Asia.

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More information about potential factors which could affect eBay's business and financial results is included in eBay's Form 10-Q for the period ended September 30, 2000 under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and results of Operations," and its current report on Form 8-K to be filed in connection with this announcement. More information about potential factors regarding Internet Auction may be found at http://dart.fss.or.kr. All forward-looking statements are based on information available to eBay and Internet Auction on the date hereof, and neither company assumes any obligation to update such statements.


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(1) Korea Network Information Center, October 2000